Exhibit 99.1

Contact:	Sitrick And Company
Sandra Sternberg
Maya Pogoda
310-788-2850

Philip A. Vachon Appointed to IBC Board of Directors

Kansas City, Missouri – March 6, 2007 -- Interstate Bakeries Corporation (IBC) (OTC: IBCIQ.PK) today announced that Philip A. Vachon, 49, has been appointed to its Board of Directors. The Equity Committee organized in IBC’s chapter 11 proceedings recommended Mr. Vachon to fill the vacancy left by the resignation of David N. Weinstein.

“We are pleased to have Phil join our Board,” said Chairman of the Board Michael Anderson. “His experience and skills will be beneficial in guiding IBC forward in a positive direction.”

Mr. Vachon presently serves as chief executive officer and chairman of the board of Liberate Technologies (“Liberate”). Before becoming chief executive officer of Liberate, Mr. Vachon served as its head of sales, and then president of the company. Mr. Vachon previously served in a number of senior sales positions over a nine year period for Oracle Corporation.

“IBC holds some of America’s iconic brands. These brands, coupled with new leadership and a reconstituted board, make me optimistic about the company’s future. As an independent director, I look forward to helping the company manage through its current and future challenges,” said Mr. Vachon.

Adoption of 10b5-1 Trading Plan

As of February 28, 2007, Liberate beneficially owned 2,253,374 shares of IBC’s common stock. Prior to Mr. Vachon’s appointment to the Board of Directors, Liberate entered into a stock trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 and IBC’s policy regarding transactions in its securities by insiders. Liberate’s 10b5-1 trading plan provides for the sale of IBC common stock during the period from September 2007 through January 2008. Although all of Liberate’s holding may be sold during this period, the actual number of shares sold will be determined by the amount of the sale proceeds. In addition, but subject to sales conditions stated in the plan, sales of up to two-thirds of Liberate’s existing holdings may also occur during the period from September 2007 to August 2009.

Rule 10b5-1 allows insiders to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact and avoid concerns about whether they had material, non-public information when they sold their stock. Once established, the insider retains no discretion over purchases and sales under a 10b5-1 trading plan. The pre-arranged trades are executed through a broker at later dates without regard to any subsequent material non-public information the insider may receive.

Board Committee Appointments

IBC also announced a number of changes in the composition of its Board committees. Appointed to the Nominating and Corporate Governance Committee were Terry R. Peets (Chair), David I. Pauker and Philip A. Vachon; to the Audit Committee

were Robert B. Calhoun (Chair), Michael J. Anderson and William P. Mistretta; and to the Compensation Committee were David I. Pauker (Chair), Robert B. Calhoun and Terry R. Peets.

About the Company

Interstate Bakeries Corporation is one of the nation's largest wholesale bakers and distributors of fresh-baked bread and sweet goods, under various national brand names, including Wonder®, Baker's Inn®, Merita®, Hostess® and Drake's®. The Company is headquartered in Kansas City. Currently, IBC employs more than 25,000 people and operates 45 bakeries, as well as approximately 700 distribution centers and approximately 800 bakery outlets throughout the country.